Exhibit 4.2

HYCO INTERNATIONAL, INC.

Stockholders’ Agreement

Stockholders’ Agreement, dated as of June 5, 1998 (the “Agreement”), among those individuals set forth on Exhibit A (“Management Holders”), those individuals or entities set forth on Schedule B (“Other Stockholders” and, together with Management Holders, the “Minority Holders”), Hyco International, Inc., a Delaware corporation (the “Company”), Centre Partners Management LLC (“Centre Management”) and Centre Capital Investors II, L.P., a Delaware limited partnership, Centre Partners Coinvestment, L.P., a Delaware limited partnership, Centre Capital Offshore Investors II, L.P., a Bermuda limited partnership, Centre Capital Tax-Exempt Investors II, L.P., a Delaware limited partnership, Centre Parallel Management Partners, L.P., a Delaware limited partnership, and The State Board of Administration of Florida (such limited partnerships and other entities, collectively, the “Centre Entities”). From time to time, additional individuals who are directors, officers or employees of the Company or its Subsidiaries may become a party to this Agreement as a Management Holder and additional individuals or entities who are not directors, officers or employees of the Company or its Subsidiaries may become party to this Agreement as an Other Stockholder, in each case with the consent of the Company and the Centre Entities by execution of a counterpart hereof.

PRELIMINARY STATEMENTS

The Company has offered to sell Management Holders and Other Stockholders’ shares of its Common Stock par value $.001 per share (the “Common Stock”), to grant certain options to Management Holders to acquire Common Stock and may make certain grants of Common Stock to Management Holders from time to time, all subject to the terms and conditions of this Agreement.

The Centre Entities, Other Stockholders and the Management Holders have agreed to grant certain rights and assume certain obligations as set forth herein with respect to all Common Stock acquired by Management Holders.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the parties hereto agree as follows:

1. Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1 and shall be equally applicable to both the singular and plural forms.

“Affiliate” means, with respect to any Person, (i) any Person that directly or indirectly controls, is controlled by or is under common control with, such Person or (ii) any director, officer or partner of such Person or of any Person specified in clause (i).

“Agreement” has the meaning set forth on the first paragraph.

“Buy-Back Securities” means (i) all shares of Common Stock held from time to time by a Management Holder and (ii) all shares issuable to such Holder upon exercise of options to purchase Common Stock which are at the time of determination presently exercisable and subject to no contingency.

“Centre Entities” has the meaning set forth in the first paragraph of this Agreement.

“Centre Investors” means Centre Management, Centre Entities and their respective Affiliates.

“Centre Registration Rights Agreement” means the Registration Rights Agreement dated as of the date hereof between the Company and the Centre Entities, as amended, supplemented or otherwise modified from time to time.

“Closing Price” means, with respect to each share of any class of Securities as of any date of determination, (i) the last reported sale price regular way or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way, in either case as reported on the principal national securities exchange on which such class or series of Securities is listed or admitted for trading or (ii) if such class or series of Securities is not listed or admitted for trading on any national securities exchange, the last reported sale price or, in case no such sale takes place on such day, the average of the highest reported bid and the lowest reported asked quotation for such class or series of Securities, in either case as reported on NASDAQ or a similar service if NASDAQ is no longer reporting such information.

“Common Stock” has the meaning specified in the Preliminary Statements.

“Company” has the meaning specified in the first paragraph of this Agreement.

“Fair Market Value” means, with respect to any Buy-Back Securities as of the applicable termination date, (i) the average of the daily Closing Prices for the ten consecutive trading days immediately preceding the date of determination or (ii) if on such date the Buy-Back Securities are not listed or admitted for trading on any national securities exchange and are not quoted on NASDAQ or any similar service, the cash amount that a willing buyer would pay a willing seller (neither acting under compulsion) in an arm’s-length transaction without time constraints per share of such class 5(d) series of Buy-Back Securities as of such date, viewing the Company on a going concern basis, as determined in accordance with the procedures set forth in Section 5(d). To the extent Buy-Back Securities consist of options to purchase Common Stock, the market value of such options shall be the market value as determined for the underlying Common Stock had such options been exercised to the fullest extent then exercisable, less the exercise price thereof.

“Initial Public Offering” means consummation of a public offering pursuant to an effective registration statement under the Securities Act covering the offering and sale of Common Stock by the Company to the public and underwritten by an investment banking firm of nationally recognized standing.

“Management Holder(s)” has the meaning set forth in the first paragraph of this Agreement.

“Minority Holders” has the meaning set forth in the first paragraph of this Agreement.

“Other Stockholder(s)” has the meaning set forth in the first paragraph of this Agreement.

“Permitted Transferee” means, with respect to any Minority Holder, (a) the Company, (b) the Centre Investors, (c) the guardian, conservator or estate of such Minority Holder, or (d) any trust, all of the beneficiaries of which are such Minority Holder or members of his immediate family.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or governmental body.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date hereof, among the Centre Entities and the Company.

“Transfer” means any sale, assignment, transfer, gift, pledge, hypothecation or other disposition.

“Securities” means the Common Stock and any options to acquire the Common Stock beneficially owned by Minority Holders.

“Securities Act” means the Securities Act of 1933, as amended.

2. Interpretation. As used in this Agreement, the word “including” means without limitation, the word “or” is not exclusive and the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Sections and Exhibits mean the Sections of and the Exhibits attached to this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto. Titles to Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. All references to the masculine shall include the feminine.

3. Securities Laws and Related Representations and Restrictions.

(a) In connection with his acquisition of Securities, each Minority Holder hereby represents that such Securities are being acquired by such Minority Holder for his own account for investment purposes, and with no present intention of selling or otherwise distributing the Securities within the meaning of the Securities Act. Such Minority Holder is an “accredited investor,” as such term is defined in Regulation D promulgated under the Securities Act and/or has sufficient knowledge and experience in financial and business matters to enable him to evaluate the merits and risks of investment in the Common Stock and options, including the risks of owning shares in a closely-held corporation. Each Minority Holder acknowledges that the Securities being acquired have not been registered under the Securities Act or any state securities laws, and are offered and sold pursuant to exemptions therefrom; and will contain a prominent legend with respect to such restrictions. Each Minority Holder has been supplied with, or had access to, information to which a reasonably prudent investor would attach significance in making investment decisions sufficient to enable him to make his decision to purchase the Securities.

(b) In connection with any offering of any securities covered by a registration statement filed by the Company, whether or not a Minority Holder’s Securities are included therein, each Minority Holder, if so requested by the managing underwriter or other agent in connection with such registration shall not effect any public sale or distribution of shares of Common Stock or any securities convertible into or exchangeable or exercisable for shares of Common Stock, including a sale pursuant to Rule 144 under the Securities Act (except as part of such underwritten or agented registration), during the 15-day period prior to, and during the 180-day period beginning on, the date such registration statement is declared effective under the Securities Act by the Securities Exchange Commission, provided, that such Minority Holder is timely notified of such effective date in writing by the Company or such underwriter or agent.

(c) After an Initial Public Offering, such Minority Holder understands that the Company with the approval of its Board of Directors may adopt reasonable guidelines for the disposition of Common Stock by members of management and agrees to observe such restrictions.

4. General Restrictions on Transfer. As long as this Agreement shall remain in force, no Minority Holder may Transfer any of the Securities unless:

(a) prior to an Initial Public Offering, the Person in whose favor such Transfer is made (other than the Company or the Centre Investors) (x) is a Permitted Transferee or is being Transferred Securities pursuant to Sections 7(c), 8 or 9 hereof and (y) delivers to the Company a written acknowledgment that the Securities to be Transferred are subject to this Agreement, and that such Person and such Person’s successors in interest are bound hereby and thereby; or (ii) after an Initial Public Offering, such Transfer is made (x) pursuant to an effective registration under the Securities Act, or an exemption from the registration requirements thereof, and (y) in accordance with applicable state securities laws and the other terms of this Agreement; and

(b) prior to any such Transfer described in clause (a), the Minority Holder proposing to make such Transfer shall give the Company and Centre Management on behalf of the Centre Entities (i) notice describing the manner and circumstances of the proposed Transfer and (ii) if reasonably requested by the Company, a written opinion in form and substance reasonably satisfactory to the Company of legal counsel reasonably satisfactory to the Company to the effect that the proposed Transfer may be effected without registration under the Securities Act or any applicable state law.

Any attempted Transfer other than in accordance with this Agreement shall be void, and the Company shall refuse to recognize such Transfer and shall not reflect on its records any change in record ownership of the Securities pursuant to such Transfer.

5. Repurchase of Shares by the Company.

(a) Repurchase by Company of Buy-Back Securities. Prior to the Initial Public Offering, each of the Company and the Centre Investors shall have the option (the “Buy-Back Option”), but shall not be required, to purchase all or any portion of the Buy-Back Securities of a Management Holder at the Fair Market Value thereof (the “Buy-Back Price”)(1) if the employment of such Management Holder is terminated for any reason whether due to death, disability, retirement, resignation or removal; (2) such Management Holder files a bankruptcy petition or is adjudicated bankrupt; or (3) any of the Buy-Back Securities of such Management Holder are Transferred or encumbered in any other way except as permitted by this Agreement.

(b) Buy-Back Procedures. Promptly following the date on which the Company first determines that an event entitling the Company to purchase the Buy-Back Securities pursuant to the Buy-Back Option has occurred, it shall deliver written notice thereof to the applicable Management Holder(s) and Centre Management. During the 90-day period commencing on the date such notice is given (the “First Period”), if the Company wishes to exercise the Buy-Back Option, the Company shall deliver to such Management Holder (with a copy to Centre Management) a written notice of intention to exercise (a “Buy-Back Notice”) with respect to the Buy-Back Securities described therein. If the Company fails to send a Buy-Back Notice during the First Period, or exercises the Buy-Back Option with respect to less than all of the Buy-Back Securities, and the Centre Investors wish to exercise the Buy-Back Option, Centre Management shall deliver a Buy-Back Notice on behalf of the specified Centre Investors to such Management Holder within the 90-day period commencing on the expiration of the First Period.

(c) Closing. Upon delivery of a Buy-Back Notice, such Management Holder and all Permitted Transferees of such Holder (other than the Centre Investors) shall be obligated to sell the Buy-Back Securities to the Company and/or the Centre Investors (as applicable) and the Company and/or the Centre Investors (as applicable) shall be obligated to buy such Securities. The purchase of the Buy-Back Securities shall be consummated, within 30 days after the later of the date on which (i) the Buy-Back Notice is given or (ii) any appraisal required in connection with such transaction is completed, by payment in cash of the Fair Market Value of the Buy-Back Securities to the Management Holder.

(d) Determination of Fair Market Value. The Fair Market Value of the Buy-Back Securities shall be determined by the Board of Directors and its determination thereof shall be set forth in the Buy-Back Notice (or, if the Company declines to give a Buy-Back Notice, in a notice to the applicable Management Holder and Centre Management, which notice shall be given at the end of the First Period), provided that if within 15 days of the giving of such notice of Fair Market Value the applicable Management Holder(s) give written notice to the Company and Centre Management reasonably objecting to the Board’s determination of Fair Market Value and the Company and such Management Holders are unable to agree on the Fair Market Value of the Buy-Back Securities within 15 days of such notice, the Board shall select a third-party appraisal firm reasonably acceptable to such Management Holder(s) and such firm shall be directed to determine the Fair Market Value of the Buy-Back Securities. If a third-party appraisal firm is selected, Fair Market Value of the Buy-Back Securities shall be as determined by such third-party appraiser and the fees payable to such appraiser shall be borne (i) by the Company, if the Fair Market Value determined by such appraiser exceeds 110% of the Fair Market Value determined by the Board, (ii) by the Management Stockholders, if the Fair Market Value determined by the appraiser is less than 105% of the Fair Market Value determined by the Board, and (iii) in all other cases, equally by the Company, on one hand, and the applicable Management Holders, on the other hand. The determination of Fair Market Value of the Buy-Back Securities pursuant to this section 5(d) shall be conclusive.

6. Right of First Refusal.

(a) If any Minority Holder shall desire to Transfer any or all of his shares of Common Stock, except to a Permitted Transferee and except in a sale pursuant to an effective registration statement under the Securities Act of 1933, as amended, or in a sale pursuant to Rule 144 promulgated under the Securities Act of 1933, he shall deliver to each of the Company and Centre Management written notice of the proposed transaction (an “Offeror’s Notice”), identifying the proposed transferee, accompanied by a copy of a binding bona fide offer to purchase such shares of Common Stock (the “Offered Shares”) signed by such proposed transferee and setting forth the terms of the proposed transaction. In no event may any Minority Holder send more than one Offeror’s Notice during any 12-month period. An Offeror’s Notice shall be deemed an irrevocable offer by such Minority Holder to the Company and the Centre Investors to transfer all (but not less than all) of the Offered Shares on the terms set forth in the Offeror’s Notice. The Company may accept such offer with respect to all (but not less than all) of the Offered Shares within 30 days of the receipt of such Offeror’s Notice. If the Company fails to accept such offer with respect to all Offered Shares within such 30-day period, Centre Management shall have the right to accept such offer on behalf of the Centre Investors with respect to all (but not less than all) of the Offered Shares, within 30 days of the expiration of such 30-day period. Any such acceptance shall be on the same terms and conditions and at the same price at which such Minority Holder is proposing to transfer the Offered Shares to such transferee and notice thereof (specifying, in the case of Centre Management, the applicable Centre Investors) shall be delivered to the Minority Holder with a copy to the Company or Centre Management (as applicable). The purchase of the Offered Shares by the Company or the Centre Investors (as applicable) shall be settled within 30 days of the acceptance of the offer and the purchase price shall be paid to the Minority Holder on substantially the same terms and conditions as contained in the Offeror’s Notice.

(b) If neither the Company nor Centre Management timely accepts the offer with respect to all of the Offered Shares set forth in the Offeror’s Notice, then for a period of 60 days thereafter, the Minority Holder shall be entitled to Transfer such shares of Common Stock in accordance with the terms of this Agreement, provided that the Transfer must be to the proposed transferee and on the terms and conditions identified in the Offeror’s Notice. If the shares of Common Stock identified in the Offeror’s notice are not so Transferred to the proposed transferee within the 60-day period, such shares shall again become subject to the provisions of this Section 6.

7. Bring-Along Transactions.

(a) General. If a Person that is not an Affiliate of any of the Centre Entities makes a bona fide offer to purchase at least 25% of the Shares of Common Stock then outstanding, Centre Management, on behalf of such Centre Entities, shall have the right to require each Minority Holder to sell its Required Number (as defined below) of Common Stock in the transaction (a “Bring- Along Transaction”); provided that each such Minority Holder shall only be required to sell Common Stock on the same terms and conditions as those applicable to the sale of Common Stock by each other Minority Holder and the Centre Entities, including the same time of sale and the same per share consideration (including any reduction in per share consideration for placement agents’ or brokers’ fees or commissions, and any other costs or expenses of such Bring-Along Transaction). The “Required Number” for any Minority Holder shall be equal to the number of shares of Common Stock owned by such Minority Holder multiplied by a fraction the numerator of which is the difference between (x) the number of shares of Common Stock agreed to be acquired in the Bring Along Transaction (which number may exceed the number of shares of Common Stock owned by the Centre Entities) and (y) the aggregate number of shares of Common Stock proposed to be sold by the Centre Entities in the Bring-Along Transaction (such difference, the “Brought Number”), and the denominator of which is the aggregate number of shares of Common Stock owned by the Minority Holders at such time, provided that each of the Centre Entities and the Minority Holders shall Transfer Common Stock in a Bring-Along Transaction in pro rata amounts, based on the number of shares of Common Stock then held, subject to any such adjustments as shall be required (i) to permit compliance with the tag-along Rights provided to Minority Holders in Section 8 of this Agreement; or (ii) to permit compliance with tag-along Rights provided by the Centre Entities to other holders of Common Stock proposed to be sold in the transaction exercising Rights similar to the “tag-along” Rights provided to Minority Holders in Section 8 of this Agreement.

(b) Sale Notice. In order to exercise “bring-along” Rights under this Section 7, the Centre Entities shall deliver a notice (the “Sale Notice”) to each Minority Holder relating to a proposed Bring-Along Transaction. The Sale Notice shall set forth (i) the aggregate number of Common Stock proposed to be sold by the Centre Entities, the aggregate number of shares of Common Stock the proposed purchaser is willing to purchase and the aggregate number of shares of Common Stock outstanding at such time and the identity and address of the proposed purchaser; (ii) the recipient’s Required Number (subject to adjustment as described in Section 7(a)); (iii) the date, time and place of sale; (iv) the amount and type of consideration proposed to be paid in the aggregate and on a per share basis by the proposed purchaser; (v) any agreement, offering memorandum or other document (or the latest draft thereof) that is then available relating thereto; and (vi) any other terms and conditions of the proposed sale.

(c) Transfer Procedures for Bring-Along Transaction. Each Minority Holder shall take all steps described in the Sale Notice to effectuate the sale by it of the Common Stock required in a Bring-Along Transaction, including without limitation the provision of information customarily provided in connection with such a sale and the execution of customary sale documents, with customary representations, warranties, agreements and covenants; provided that any such sale document may provide that (i) liability for representations, warranties, agreements and covenants (A) made individually, including without limitation any warranty of title to Common Stock, shall be the sole obligation of such Minority Holder, and (B) made jointly shall be in proportion to the proceeds received from any such sale; and (ii) the liability of any Minority Holder selling in such sale shall be limited to the proceeds thereof received by such Minority Holder.

8. Tag-Along Transaction.

(a) General. In connection with any proposed sale, either directly or indirectly, by one or more of the Centre Entities of 10% or more of the outstanding Common Stock to a Person who is not either an Affiliate of any of the Centre Entities (the “Acquiror”), either in a single transaction or an integrated series of transactions, each Minority Holder shall have the right, but not the obligation (except as provided in Section 7), to sell its Tag-Along Number (as defined below) of Common Stock to the Acquiror, subject to the provisions of Section 8(b) below; provided that each such Minority Holder (i) shall bear the same proportion of the expenses of the sale as the number of shares of Common Stock sold by such Minority Holder bears to the total number of shares of Common Stock sold, and (ii) shall sell Common Stock on the same terms and conditions as the Centre Entities, including the same time of sale and the same per-share consideration (a “Tag-Along Transaction”). The “Tag-Along Number” for any Minority Holder shall be equal to the total number of shares of Common Stock proposed to be included in such Tag-Along Transaction by such Minority Holder multiplied by a fraction, the numerator of which is the number of shares of Common Stock proposed to be acquired by the Acquiror and the denominator of which is the sum of (x) the total number of shares of Common Stock proposed to be included in such Tag-Along Transaction by all of the Minority Holders exercising “tag-along” Rights pursuant to this Section 8 (the “Tag Number”), (y) the number of shares of Common Stock proposed to be sold in the transaction by all of the Centre Entities and (z) the number of shares of Common Stock proposed to be sold in the transaction by other holders of Common Stock exercising Rights similar to the “tag-along” Rights granted to Minority Holders in this Section 8. Centre Management shall deliver a Sale Notice to each Minority Holder on behalf of any Centre Entity proposing to Transfer Common Stock in a transaction that constitutes a Tag-Along Transaction.

(b) Exercise of Tag-Along Rights. Each Minority Holder seeking to exercise its “tag-along” Rights under this Section 8 shall give written notice thereof to Centre Management within 5 days following the date the Sale Notice is deemed given, which notice shall specify the number of shares of Common Stock the exercising Minority Holder proposes to sell pursuant to such “tag-along” Rights. Any such notice shall be deemed an irrevocable offer to transfer all of the shares of Common Stock specified therein on the terms and conditions of the applicable Tag- Along Transaction. Centre Management shall send a written notice (the “Confirmation Notice”) to each Minority Holder within 5 days after the date written responses to the Sale Notice are due setting forth (i) the number of shares of Common Stock held by such Minority Holder that will be included in a sale of Common Stock based on the exercise of “tag-along” Rights by the Minority Holders (subject to adjustment as provided in Section 8(b)) and (ii) the total number of shares of Common Stock that all Minority Holders proposed to be included for sale pursuant to the exercise of “tag-along” Rights pursuant to Section 8. The consummation of the Tag-Along Transaction shall take place no earlier than 10 days after the date the Confirmation Notice is deemed given.

(c) Transfer Procedures for Tag-Along Transactions. Each Minority Holder shall take all steps described in the Sale Notice and/or Confirmation Notice to effectuate the sale by it of the Common Stock, if any, required in a Tag-Along Transaction, including without limitation the provision of information customarily provided in connection with such a sale and the execution of customary sale documents, with customary representations, warranties, agreements and covenants; provided that any such sale document may provide that (i) liability for representations, warranties, agreements and covenants (A) made individually, including without limitation any warranty of title to Common Stock owned by such Minority Holder, shall be the sole obligation of such Minority Holder, and (B) made jointly shall be in proportion to the proceeds received from any such sale; and (ii) the liability of any Minority Holder selling in such sale shall be limited to the proceeds thereof received by such Minority Holder.

(d) Allocation of Company Securities in Transactions that are Both Bring-Along Transactions and Tag-Along Transactions. If a proposed sale of Common Stock constitutes both a Bring-Along Transaction and a Tag-Along Transaction and (x) the Tag Number with respect to such transaction is greater than or equal to the Brought Number, no Common Stock shall be required to be included in such transaction by Minority Holders pursuant to Section 7 and Common Stock included in such transaction shall be allocated in accordance with Section 8 or (y) the Tag Number with respect to such transaction is less than the Brought Number, (A) any Minority Holder who exercises “tag-along” Rights pursuant to Section 8 with respect to a number of Common Stock equal to or greater than such Minority Holder’s Required Number shall have such number of shares of Common Stock included in such transaction and shall not be required to include any additional Common Stock pursuant to Section 7 and (B) with respect to all Minority Holders who either do not exercise “tag-along” Rights or who exercise “tag-along” Rights with respect to a number of shares of Common Stock that is less than their respective Required Number, the number of shares of Common Stock required to be included in such transaction by each such Minority Holder pursuant to Section 7 shall be reduced pro rata by a total number of shares of Common Stock equal to the difference between the Brought Number and the total number of shares of Common Stock included in such transaction pursuant to clause (A) above; provided that such Minority Holders shall not be able to include any additional shares of Common Stock in such transaction pursuant to an exercise of “tag-along” Rights under Section 8.

(e) Exclusion of Certain Sales from Tag-Along Rights. The tag- along Rights provided in Section 8 shall not be applicable to sales by the Centre Entities in a sale pursuant to an effective registration statement under the Securities Act of 1933, as amended, or in a sale pursuant to Rule 144 promulgated under such Act.

9. Registration Rights. (a) If the Centre Entities exercise any Rights to register Common Stock pursuant to the Centre Registration Rights Agreement, each Management Holder may register and sell up to the same proportion of his Common Stock as the Centre Entities register and sell of its Common Stock (subject to application of all requirements to grant preferential treatment in favor of shares being registered and sold by the Centre Investors set forth in the Registration Rights Agreement or otherwise) or (b) if the Company determines to register Common Stock in a public offering, each Management Holder may register and sell the same proportion of his Common Stock as the Centre Entities register and sell of its Common Stock in such offering (after application of all cutbacks or requirements to grant preferential treatment in favor of shares being registered and sold by the Company set forth in the Registration Rights Agreement or otherwise.

10. Termination. This Agreement shall terminate with respect to the Rights and obligations of (1) the Centre Entities at such time as the Centre Entities hold less than 10% of the outstanding Common Stock; and (2) any Management Holder upon termination of employment of such Holder (except for Sections 3 and 4 and subject to the Rights of the Company or the Centre Investors provided in Sections 5, 6 and 7 and of such Management Holder pursuant to Section 9 hereof).

11. Notices. Whenever it is provided herein that any notice or other communication shall or may be given to or served upon any of the parties by any other party, each such notice or other communication shall be in writing and either shall be delivered in person with receipt acknowledged or sent by registered or certified mail, return receipt requested, postage prepaid, or by overnight mail or courier, or delivery service or by telecopy and confirmed by telecopy answerback (provided that any notice provided to any party outside of the United States, shall be provided by courier or telecopy), addressed as follows:

For the Centre Entities or Centre Management:

c/o Centre Partners Management LLC

30 Rockefeller Plaza

New York, New York 10020

Facsimile No.: 212-332-5801

Attention: Scott Perekslis

If to a Minority Holder at his address designated on Exhibit A hereto.

If to the Company, in care of the Secretary at its principal executive offices, with a copy to Centre Management.

12. Miscellaneous.

(a) All titles, headings, or captions in this Agreement are for convenience of reference only and shall not be construed as a part of, or a limitation of, the provisions to which they refer.

(b) This Agreement may be amended only by a writing executed by each of the parties hereto.

(c) This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of laws.

(d) This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the respective parties hereto.

(e) This Agreement may be executed in several Counterparts, each of which shall be deemed to be an original, but together which shall constitute one and the same document.

(f) If any provisions of this Agreement are held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions, and this Agreement shall be construed and enforced as if such provisions had not been included.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement, as of the day and year first above written.

HYCO INTERNATIONAL, INC.

By:	/s/ Richard S. Melrose
Richard S. Melrose
Chief Executive Officer

CENTRE PARTNERS MANAGEMENT LLC

By:	/s/ Jonathan H. Kagan
Jonathan H. Kagan
Managing Director

CENTRE CAPITAL INVESTORS II, L.P.

CENTRE CAPITAL OFFSHORE INVESTORS II, L.P.

CENTRE CAPITAL TAX-EXEMPT INVESTORS II, L.P.

By: Centre Partners II, L.P., as General Partner of such partnerships

By: Centre Partners Management LLC, Attorney-in-Fact

By:	/s/ Jonathan H. Kagan
Jonathan H. Kagan
Managing Director

CENTRE PARALLEL MANAGEMENT PARTNERS, L.P.

CENTRE PARTNERS COINVESTMENT, L.P.

By: Centre Partners II LLC, as General Partner of such partnerships

By:	/s/ Jonathan H. Kagan
Jonathan H. Kagan
Managing Director

THE STATE BOARD OF ADMINISTRATION OF FLORIDA

By: Centre Parallel Management Partners, LP., Attorney-in-Fact

By: Centre Partners II LLC, General Partner

By:	/s/ Jonathan H. Kagan
Jonathan H. Kagan
Managing Director

MANAGEMENT HOLDERS:	ADDRESS:

/s/ Richard S. Melrose	Current address on file with the Company
Richard S. Melrose

OTHER STOCKHOLDERS:

OTHER STOCKHOLDERS:

FM HYDRAULIC INVESTORS L.C.

By:	/s/ Thomas W. Gilliam, Jr.
Name:	Thomas W. Gilliam, Jr.
Title:	Organizing Partner

/s/ Jonathan O’Herron
Jonathan O’Herron

Exhibit A

Management Holders

Richard S. Melrose

Exhibit B

Other Stockholders

FM Hydraulic Investors, L.C.

Jonathan O’Herron